UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

FABRINET

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Dear Fabrinet Shareholder:

Notice is hereby given that the 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) of Fabrinet, a Cayman Islands exempted company (“Fabrinet” or the “Company”), will be held on Monday, December 20, 2010, at 2:00 p.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, for the following purposes:

1.	To elect two Class I directors to serve for a term of three years or until their respective successors have been duly elected and qualified.

2.	To approve an amendment to Fabrinet’s 2010 Performance Incentive Plan to increase the number of authorized shares issuable under the plan by 500,000 ordinary shares.

3.	To ratify the appointment of PricewaterhouseCoopers ABAS Limited as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 24, 2011.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The preceding items of business are more fully described in the proxy statement accompanying this Notice. Any action on the items of business described above may be considered at the 2010 Annual Meeting at the time and on the date specified above or at any time and date to which the 2010 Annual Meeting may be properly adjourned or postponed. Only shareholders of record at the close of business on October 4, 2010, are entitled to notice of and to vote at the 2010 Annual Meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, shareholders of record at the close of business on October 4, 2010 will receive a Notice of Internet Availability of Proxy Materials and may vote at the 2010 Annual Meeting and any postponements or adjournments of the meeting. We expect to mail the Notice of Internet Availability of Proxy Materials on or about October 28, 2010.

Your vote is very important. Even if you plan to attend the 2010 Annual Meeting in person, we encourage you to read the proxy statement and vote as promptly as possible to ensure that your vote is recorded. For specific instructions on how to vote your shares, please follow the procedures outlined in the Notice of Internet Availability of Proxy Materials or refer to the section of the proxy statement entitled “Questions and Answers About the 2010 Annual Meeting and Procedural Matters.”

Thank you for your ongoing support of Fabrinet.

By Order of the Board of Directors,

/s/ David T. Mitchell

David T. Mitchell
Chief Executive Officer, President and Chairman of the Board of Directors

Palo Alto, California

October 22, 2010

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

Page
QUESTIONS AND ANSWERS ABOUT THE 2010 ANNUAL MEETING AND PROCEDURAL MATTERS	1

Why am I receiving these materials?	1

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	1

How can I obtain electronic access to the proxy materials?	1

Can I attend the 2010 Annual Meeting?	1

Who is entitled to vote at the 2010 Annual Meeting?	2

What is the difference between holding shares as a shareholder of record or as a beneficial owner?	2

How can I vote my shares in person at the 2010 Annual Meeting?	2

How can I vote my shares without attending the 2010 Annual Meeting?	2

How many shares must be present or represented to conduct business at the 2010 Annual Meeting?	3

What proposals will be voted on at the 2010 Annual Meeting?	3

What is the voting requirement to approve each of the proposals and how are votes counted?	3

How does the Board of Directors recommend that I vote?	4

What happens if additional matters are presented at the 2010 Annual Meeting?	4

Can I change my vote?	4

What happens if I decide to attend the 2010 Annual Meeting, but I have already voted or submitted a proxy card covering my shares?	4

What should I do if I receive more than one set of voting materials?	4

Is my vote confidential?	5

Where can I find the voting results of the 2010 Annual Meeting?	5

Who will bear the cost of soliciting votes for the 2010 Annual Meeting?	5

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?	5

How may I obtain a separate set of proxy materials or the 2010 Annual Report?	6

FISCAL YEAR END	6

PROPOSAL ONE—ELECTION OF DIRECTORS	7

General	7

Nominees	7

Recommendation of the Board of Directors	7

Information About Directors and Director Nominees	8

Compensation of Directors	11

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Walker House

87 Mary Street

George Town

Grand Cayman

KY1-9005

Cayman Islands

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2010 ANNUAL MEETING AND PROCEDURAL MATTERS

Q:	Why am I receiving these materials?

A:	The Board of Directors of Fabrinet is providing these proxy materials to you in connection with the solicitation of proxies for use at Fabrinet’s 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) to be held on Monday, December 20, 2010 (the “Annual Meeting Date”), at 2:00 p.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. We expect to mail the Notice of Internet Availability of Proxy Materials (the “Notice”) on or about October 28, 2010.

The 2010 Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304.

As a shareholder, you are invited to attend the 2010 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	How can I obtain electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the 2010 Annual Meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment.

Q:	Can I attend the 2010 Annual Meeting?

A:	You are invited to attend the 2010 Annual Meeting if you were a shareholder of record or a beneficial owner as of October 4, 2010 (the “Record Date”). You should bring photo identification for entrance to the 2010 Annual Meeting. The meeting will begin promptly at 2:00 p.m., Pacific time and you should leave ample time for the check-in procedures. Shareholders may request directions to the offices of Wilson Sonsini Goodrich & Rosati by calling (650) 493-9300.

Q:	Who is entitled to vote at the 2010 Annual Meeting?

A:	You may vote your Fabrinet ordinary shares if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 33,764,630 Fabrinet ordinary shares outstanding and entitled to vote at the 2010 Annual Meeting. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented.

Q:	What is the difference between holding shares as a shareholder of record or as a beneficial owner?

A:	Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered the “shareholder of record” with respect to those shares, and we have sent the Notice directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the 2010 Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. You are also invited to attend the 2010 Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the 2010 Annual Meeting unless you obtain a “legal proxy” from your broker, bank or nominee giving you the right to vote the shares at the 2010 Annual Meeting.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters but not on non-routine matters. As a result:

•

Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors or the amendment to the 2010 Performance Incentive Plan because the rules of The New York Stock Exchange (“NYSE”) treat those matters as non-routine.

•

Your broker will have the authority to exercise discretion to vote your shares with respect to the appointment of PricewaterhouseCoopers ABAS Limited as our independent registered public accounting firm for our fiscal year ending June 24, 2011, because NYSE rules treat that matter as routine.

Q:	How can I vote my shares in person at the 2010 Annual Meeting?

A:	Shares held in your name as the shareholder of record may be voted in person at the 2010 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2010 Annual Meeting only if you obtain a “legal proxy” from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2010 Annual Meeting, we recommend that you also submit your vote as described in the Notice and as described below, so that your vote will be counted even if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the 2010 Annual Meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2010 Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee; please refer to the voting instructions provided to you by your broker, bank or nominee.

By mail – Shareholders of record may request a paper proxy card from Fabrinet and indicate their vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Please follow the procedures outlined in the Notice to request a paper proxy card.

By Internet – Shareholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions described in the Notice until 11:59 p.m., Eastern time, on December 19, 2010 or by following the instructions at www.proxyvote.com. Most Fabrinet shareholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone – Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice or the voting instruction card provided by your broker, bank or nominee explaining this procedure.

Q:	How many shares must be present or represented to conduct business at the 2010 Annual Meeting?

A:	The presence of the holders of at least one-third of the total shares entitled to vote at the 2010 Annual Meeting is necessary to constitute a quorum at the 2010 Annual Meeting. Such shareholders are counted as present at the meeting if (1) they are present in person at the 2010 Annual Meeting or (2) have properly submitted a proxy.

Abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the 2010 Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2010 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2010 Annual Meeting are:

•	The election of two Class I directors to serve for a term of three years or until their respective successors are duly elected and qualified;

•	The amendment of our 2010 Performance Incentive Plan to increase the number of authorized shares issuable under the plan by 500,000 ordinary shares; and

•	The ratification of the appointment of PricewaterhouseCoopers ABAS Limited as our independent registered public accounting firm for our fiscal year ending June 24, 2011.

Q:	What is the voting requirement to approve each of the proposals and how are votes counted?

A:	A plurality of the votes cast is required for the election of directors (Proposal One). You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director. The two nominees for director receiving the highest number of affirmative votes will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election.

The affirmative vote of a majority of the votes cast is required to (1) approve an amendment to our 2010 Performance Incentive Plan to increase the number of authorized shares issuable under the plan by 500,000 ordinary shares (Proposal Two) and (2) ratify the appointment of PricewaterhouseCoopers ABAS Limited as our independent registered public accounting firm (Proposal Three). You may vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals. Abstentions have the same effect as votes against these proposals. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of voting results.

All shares entitled to vote and represented by properly submitted proxies received prior to the 2010 Annual Meeting (and not revoked) will be voted at the 2010 Annual Meeting in accordance with the instructions indicated by such proxy. If no instructions are indicated on such proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the two nominees for election as Class I directors (Proposal One);

•	“FOR” the amendment of our 2010 Performance Incentive Plan to increase the number of authorized shares issuable under the plan by 500,000 ordinary shares (Proposal Two); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Limited as our independent registered public accounting firm for our fiscal year ending June 24, 2011 (Proposal Three).

Q:	What happens if additional matters are presented at the 2010 Annual Meeting?

A.	If any other matters are properly presented for consideration at the 2010 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2010 Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the 2010 Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, bank or nominee may have, you may change your vote at any time before your proxy is voted at the 2010 Annual Meeting.

If you are the shareholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) by providing a written notice of revocation to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114 prior to your shares being voted, or (3) by attending the 2010 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, bank or nominee or (2) if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the 2010 Annual Meeting and voting in person.

Q:	What happens if I decide to attend the 2010 Annual Meeting, but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, bank or nominee may have, you may attend the 2010 Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the 2010 Annual Meeting. Please be aware that attendance at the 2010 Annual Meeting will not, by itself, revoke a proxy.

If a broker, bank or nominee beneficially holds your shares in street name and you wish to attend the 2010 Annual Meeting and vote in person, you must obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:	If you received more than one Notice, voting instruction card or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fabrinet or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Fabrinet management.

Q:	Where can I find the voting results of the 2010 Annual Meeting?

A:	We will announce preliminary voting results at the 2010 Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the 2010 Annual Meeting, which will also be available in the “Investors—SEC Filings” section of our website at www.fabrinet.com.

Q:	Who will bear the cost of soliciting votes for the 2010 Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future shareholder meetings.

For inclusion in Fabrinet’s proxy materials – Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of shareholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for our 2011 annual meeting of shareholders, shareholder proposals must be received by our Corporate Secretary no later than June 30, 2011, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before annual meeting – In addition, our memorandum and articles of association establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders.

Nominations for the election of directors may be made only (1) by or at the direction of the Board of Directors, or (2) by a shareholder who has delivered written notice to our Corporate Secretary within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date. The notice must contain specified information about the nominees and about the shareholder proposing such nominations.

Our memorandum and articles of association also provide that the only business that may be conducted at an annual meeting is business that is (1) properly brought before the meeting pursuant to our proxy materials with respect to such meeting, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a shareholder who has delivered written notice to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco,

California 94114 within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date. The notice must contain specified information about the matters to be brought before such meeting and about the shareholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) to shareholders in connection with the preceding year’s annual meeting of shareholders. As a result, the Notice Period for the 2011 annual meeting of shareholders will start on August 14, 2011 and end on September 13, 2011.

If a shareholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

A copy of the full text of the provisions of our memorandum and articles of association discussed above may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114 or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov. All notices of proposals by shareholders, whether or not included in our proxy materials, should be sent to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114.

Q:	How may I obtain a separate set of proxy materials or the 2010 Annual Report?

A:	If you share an address with another shareholder, each shareholder may not receive a separate copy of our proxy materials and 2010 Annual Report. We will promptly deliver upon written or oral request a separate copy of our proxy materials and 2010 Annual Report to any shareholder at a shared address to which a single copy of the documents was delivered. Shareholders may request additional copies of, our proxy materials and 2010 Annual Report by writing to Fabrinet, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114, Attention: Investor Relations. Shareholders who share an address and receive multiple copies of our proxy materials and 2010 Annual Report can also request to receive a single copy by following the instructions above.

FISCAL YEAR END

This proxy statement provides information about the matters to be voted on at the 2010 Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2009 or 2010 fiscal years and some information is provided as of a more current date. Each of our fiscal years ends on the last Friday of June. Our 2009 fiscal year ended on June 26, 2009, and our 2010 fiscal year ended on June 25, 2010.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of seven directors. Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time by our board of directors but may not consist of more than 15 directors. Our board of directors is divided into three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Nominees

Two candidates have been nominated for election as Class I directors at the 2010 Annual Meeting for a three-year term expiring in 2013. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Mark A. Christensen and Rollance E. Olson for election as Class I directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led our Board of Directors and the Nominating and Corporate Governance Committee to the conclusion that he should serve or continue to serve as a director has been added following each of the director and nominee biographies.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the 2010 Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Nominating and Corporate Governance Committee and designated by the present Board of Directors to fill the vacancy.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted for the two persons recommended by our Board of Directors. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card or when you vote by telephone or over the Internet. If you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the election of Mark A. Christensen and Rollance E. Olson to the Board of Directors.

Information About Directors and Director Nominees

The names of the members of our Board of Directors, their ages, their positions with Fabrinet (as applicable) and other biographical information as of September 24, 2010, are set forth below. A discussion of the qualifications, attributes and skills of each of the directors and director nominees that led our Board of Directors to conclude that he should serve as a director follows each of the biographies below. There are no family relationships among any of our directors or executive officers.

Name	Age	Director Class	Year of Expiration of Current Term	Director Since	Position
Mark A. Christensen(1)	51	I	2010	2005	Director and Director Nominee
Rollance E. Olson(2)	67	I	2010	2004	Director and Director Nominee
Dr. Frank H. Levinson(3)	57	II	2011	2001	Director
Virapan Pulges(1)(3)	49	II	2011	2000	Director
David T. Mitchell	68	III	2012	2000	Chief Executive Officer, President and Chairman of the Board of Directors
Dr. Ta-lin Hsu(2)(3)	67	III	2012	2000	Director
Dr. William J. Perry(2)	83	III	2012	2008	Director

(1)	Member of Audit Committee
(2)	Member of Nominating and Corporate Governance Committee
(3)	Member of Compensation Committee

David T. (Tom) Mitchell is our founder and has served as our chief executive officer, president and chairman of the board of directors since our inception in 2000. In 1979, Mr. Mitchell co-founded Seagate Technology, a disk drive manufacturing company. Mr. Mitchell served as the president of Seagate Technology from 1983 to 1991. From 1992 to 1995, Mr. Mitchell served as the chief operating officer of Conner Peripherals, a disk drive manufacturing company. From 1995 to 1998, Mr. Mitchell served as the chief executive officer of JTS Corp., a mobile disk drive manufacturing company. During his tenure in the data storage industry, Mr. Mitchell established manufacturing operations in Singapore, Thailand, Malaysia, the PRC and India. Mr. Mitchell earned a bachelor of science degree in economics from Montana State University.

Among other skills and qualifications, Mr. Mitchell brings to our board of directors extensive knowledge and understanding of Fabrinet’s business, operations and employees, having founded Fabrinet and served on our board of directors since our inception, as well as more than 30 years of experience in an array of executive management roles within the semiconductor and optoelectronics industry.

Mark A. Christensen has served on our board of directors since 2005. Mr. Christensen has served as the president of Global Capital Management, a consulting firm to high tech companies, since he established it in February 2005. From November 2001 to January 2005, Mr. Christensen served as the vice president and director of mobile and communications sectors at Intel Capital, where he was responsible for managing Intel Capital’s wired, wireless and optical networking equity investments and merger and acquisition activities. From 1995 to 2001, Mr. Christensen served as the vice president and group general manager for the network communications group at Intel Corporation, a semiconductor manufacturing company. Prior to that, Mr. Christensen held various positions at Intel Corporation since 1982. Mr. Christensen is a member of the board of directors of Pixelworks, Inc., a publicly traded semiconductor company, where he serves on the audit committee and is chairman of the compensation committee. Mr. Christensen was also a director of International DisplayWorks, Inc., a former publicly traded company, from 2005 until its sale to Flextronics in 2006. Mr. Christensen is a director of three privately-held companies—Gigle Networks Inc., Celio Technology Corporation and Virtensys, Inc. Mr. Christensen earned a bachelor of science degree in industrial and manufacturing engineering from Oregon State University and a master’s degree in business administration from the University of Oregon.

Among other skills and qualifications, Mr. Christensen brings to our board of directors valuable knowledge of technology companies and of companies with a global presence, given his experience at Intel, along with his current consulting work with technology startup companies. In addition, Mr. Christensen brings valuable finance experience due to his previous role at Intel and current service as a member of the audit committee of a public company.

Dr. Ta-lin Hsu has served on our board of directors since 2000. Dr. Hsu joined Hambrecht & Quist, an investment banking firm, as a general partner in 1985 and founded H&Q Asia Pacific, a private equity firm, in that same year. Before Hambrecht & Quist, Dr. Hsu worked at International Business Machines Corporation for 12 years. In his last position in senior management, Dr. Hsu held corporate responsibility for all of IBM’s advanced research in mass storage systems and technology. From 1971 to 1973, Dr. Hsu was a staff scientist in the material research center of Allied Chemical. Dr. Hsu plays an active role in developing investment and technology relationships between the U.S. and Asia, and holds numerous advisory positions with governmental and industry organizations. Dr. Hsu was a founding member of the Technology Review Board, which was founded to advise the Executive Yuan of Taiwan on technology matters. Dr. Hsu currently serves on the boards of directors of Advanced Semiconductor Engineering, Inc. and Marvell Technology Group Ltd, and previously served as a director of Semiconductor Manufacturing International Corporation from 2001 to 2008. Dr. Hsu also serves as an advisory board member of the Haas School of Business at the University of California, Berkeley, a member of the Council on Foreign Relations, and the Vice-Chairman of the Board of Trustees of Give2Asia. Dr. Hsu earned a bachelor of science degree in physics from the National Taiwan University, a master’s degree in electrophysics from the Polytechnic Institute of Brooklyn and a doctor of philosophy degree in electrical engineering from the University of California, Berkeley.

Among other skills and qualifications, Dr. Hsu brings to our board of directors years of service in the high technology and semiconductor industries, as well as executive leadership and management experience gained from his roles at H&Q Asia Pacific, Hambrecht & Quist and IBM.

Dr. Frank H. Levinson has served on our board of directors since 2001. Since 2006, Dr. Levinson has served as the managing director of Small World Group, LLC, a group primarily involved in investing in and growing small companies. Dr. Levinson served as the chairman of the board of directors and chief technical officer of Finisar Corporation, a provider of fiber optic components and network performance test and monitoring systems from August 1999 to January 2006, and remained as a director of Finisar until August 2008. From 1988 to 1999, Dr. Levinson served as the chief executive officer of Finisar. From January 1986 to February 1988, Dr. Levinson served as the optical department manager at Raynet, Inc., a fiber optic systems company and, from April 1985 to December 1985, as the chief optical scientist at Raychem Corporation. From January 1984 to July 1984, Dr. Levinson was a member of the technical staff at Bellcore, a provider of services and products to the communications industry. From 1980 to 1983, Dr. Levinson served as a member of the technical staff at AT&T Bell Laboratories. Dr. Levinson earned a bachelor of science degree in mathematics and physics from Butler University and a master’s degree in astronomy and a doctor of philosophy degree in astronomy from the University of Virginia.

Among other skills and qualifications, Dr. Levinson brings to our board of directors executive leadership and management experience in a global organization and semiconductor industry experience, having served as chairman of the board of directors, chief technical officer and chief executive officer of Finisar.

Rollance E. Olson has served on our board of directors since 2004. Since 1986, Mr. Olson has served as chief executive officer of Parts Depot Inc., a wholesale automotive replacement parts and supplies business in Salem, Virginia. From 1980 to 1985, Mr. Olson served as the president of Brake Systems, Inc., and from 1973 to 1980, Mr. Olson served in various positions at Bendix Corporation, an automotive safety brake and control systems company, including as general manager of the fram/autolite division, general manager of the Bendix automotive aftermarket division and corporate staff consultant. From 1968 to 1973, Mr. Olson served as a management consultant and project leader of Booz, Allen & Hamilton, a management and technology consultant firm. Mr. Olson earned a bachelor of arts degree from the University of Minnesota.

Among other skills and qualifications, Mr. Olson brings to our board of directors executive leadership and management experience gained from his ongoing service as chief executive officer of Parts Depot for more than 20 years.

Dr. William J. Perry has served on our board of directors since 2008. Dr. Perry is the Michael and Barbara Berberian Professor at Stanford University, with a joint appointment in the School of Engineering and the Institute for International Studies, where he is co-director of the Preventive Defense Project. His previous academic experience includes professor (half-time) at Stanford from 1988 to 1993, when he was the co-director of the Center for International Security and Arms Control. Dr. Perry also served as a part-time lecturer in the Department of Mathematics at Santa Clara University from 1971 to 1977. Dr. Perry was the nineteenth United States Secretary of Defense, serving from February 1994 to January 1997. Dr. Perry’s previous government experience was as Deputy Secretary of Defense (1993–94) and undersecretary of defense for research and engineering (1977–81). Dr. Perry’s business experience includes serving as a laboratory director for General Telephone and Electronics (1954–64); founding and serving as chief executive officer of Electromagnetic Systems Laboratory, Inc. (ESL) (1964–77); serving as executive vice-president of Hambrecht & Quist (1981–85); and founding and serving as the chairman of Technology Strategies and Alliances (1985–93). From 1997 to 2000, Dr. Perry served on the boards of directors of The Boeing Company and United Technologies Corporation. Dr. Perry currently serves on the boards of directors of Lucent Government Systems (a subsidiary of Alcatel–Lucent), CoVant Technologies, LLC, Acuitus and Xyleco. Dr. Perry earned a bachelor of science degree and a master’s degree from Stanford University and a doctor of philosophy degree from Pennsylvania State University, all in mathematics.

Among other skills and qualifications, Dr. Perry brings to our board of directors executive leadership and management experience, government experience and previous public company board experience.

Virapan Pulges has served on our board of directors since 2000. Since May 2005, Mr. Pulges has served as managing director of TICON Industrial Connection Public Co., Ltd., an industrial property development company. From May 2005 to July 2010, Mr. Pulges served as a consultant to H&Q Asia Pacific for its investments in Thailand. From 1990 to 2005, Mr. Pulges served as the managing director of H&Q (Thailand) Ltd., a private equity firm, where he was responsible for investments in Thailand. Prior to joining H&Q (Thailand) Ltd., from 1983 to 1989, Mr. Pulges was the assistant managing director of Thai Seri Cold Storage Co., Ltd., a frozen seafood processing and exporting company. Mr. Pulges serves as a director and the treasurer of the Thai Venture Capital Association (TVCA) and the Singapore-Thai Chamber of Commerce. Mr. Pulges was a founding member of TVCA in 1996 and, from 1999 to 2005, he served as a director and the president of TVCA. Mr. Pulges also serves on the boards of directors of SVI Public Co., Ltd., Thai Cane Paper Public Co., Ltd. and TICON Industrial Connection Public Co., Ltd. Mr. Pulges earned a bachelor of science degree with special honors in electrical engineering and computer science and a master’s degree in electrical engineering from the University of Colorado, Boulder.

Among other skills and qualifications, Mr. Pulges brings to our board of directors executive leadership and management experience and finance experience, having previously managed investments for H&Q (Thailand) Ltd. for 15 years.

Compensation of Directors

Compensation for Fiscal 2010

The following table presents information regarding the compensation paid during fiscal 2010 to individuals who were members of our board of directors at any time during fiscal 2010 and who were not also our employees. We refer to those directors as non-employee directors. Mr. Mitchell does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Mark Christensen	18,000	—	—		18,000
Dr. Ta-lin Hsu	—	—	—		—
Dr. Frank Levinson	—	—	—		—
Rollance Olson	18,000	—	—		18,000
Dr. William J. Perry.	18,000	—	55,776	(2)	73,766
Virapan Pulges	—	—	—		—

(1)	In fiscal 2010, we did not grant any equity awards to our non-employee directors. The following table presents the aggregate number of outstanding options held by each of our non-employee directors as of the end of fiscal 2010.

Name	Aggregate Number of Shares Underlying Outstanding Options
Mr. Christensen	30,000
Dr. Hsu	—
Dr. Levinson	—
Mr. Olson	—
Dr. Perry	30,000
Mr. Pulges	—

(2)	Represents fees paid for consulting services. The consulting agreement with Dr. Perry was terminated in January 2010.

Standard Director Compensation Arrangements

During fiscal 2010, compensation for non-employee directors not currently or previously affiliated with any of our shareholders or customers consisted of a fee of $3,000 for each meeting of our board of directors attended in person or by telephone. As Dr. Hsu is affiliated with H&Q Asia Pacific, one of our shareholders, Mr. Pulges was previously affiliated with H&Q Asia Pacific, and Mr. Levinson was previously affiliated with Finisar, one of our customers, such directors did not receive any cash compensation for attending board meetings. Non-employee directors are also reimbursed for out-of-pocket expenses they incur serving as directors. Other than Dr. Perry, none of our directors received an annual cash retainer or other form of compensation for their service during fiscal 2010. We did not grant any equity awards to our non-employee directors during fiscal 2010.

In August 2010, our board of directors approved changes to the cash and equity compensation for non-employee directors. For fiscal 2011, non-employee directors will receive the following cash compensation for their service on our board of directors:

•	an annual retainer of $25,000;

•	$2,500 for each board meeting attended in person;

•	$1,000 for each board meeting attended by teleconference;

•	$15,000 per year for serving as chairman of the board of directors (applicable only if the chairman is a non-employee director);

•	$3,000 per year for each member of the audit committee (or $15,000 if such member is the chairperson);

•	$3,000 per year for each member of the compensation committee (or $7,500 if such member is the chairperson); and

•	$3,000 per year for each member of the nominating and corporate governance committee ($7,500 if such member is the chairperson).

For fiscal 2011, non-employee directors will receive the following equity compensation for their service on our board of directors:

•	upon joining our board of directors, an option to purchase 30,000 ordinary shares (the “Initial Grant”); and

•

on the date of each annual shareholder meeting commencing with the 2010 Annual Meeting, an award of restricted stock units valued at $80,000 based on the closing price of our ordinary shares on the date of each such annual shareholder meeting (an “Ongoing Grant”).

Share options granted pursuant to the Initial Grant will vest and become exercisable over a four-year period, at a rate of 25% on the one-year anniversary of the vesting commencement date and then at a rate of 1/48th per month thereafter, provided the director continues to serve through such dates. Restricted stock units awarded pursuant to an Ongoing Grant will vest as to 100% of the restricted stock units on the last business day prior to the next year’s annual shareholder meeting, provided the director continues to serve through such date.

See “Corporate Governance Matters” below for additional information regarding our board of directors.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO

FABRINET’S 2010 PERFORMANCE INCENTIVE PLAN

General

We are asking our shareholders to approve an amendment to our 2010 Performance Incentive Plan (the “2010 Plan”) to add 500,000 ordinary shares to the total number of shares reserved for issuance under the 2010 Plan. In October 2010, the compensation committee approved an amendment to the 2010 Plan, subject to approval from our shareholders at the 2010 Annual Meeting.

We believe that the approval of the amendment to the 2010 Plan is essential to our continued success as our employees are our most valuable assets and the awards permitted to be granted under the 2010 Plan are vital to our ability to attract and retain outstanding individuals in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate our employees to achieve our company goals. Our board of directors believes that the approval of the amendment to the 2010 Plan is in the best interests of Fabrinet and our shareholders.

The following is a summary of the principal features of the 2010 Plan, as amended, and its operation. The summary is qualified in its entirety by reference to the 2010 Plan itself set forth in Appendix A.

Summary of the 2010 Performance Incentive Plan

General

The purpose of the 2010 Plan is to promote our success and to increase shareholder value by providing an additional means of compensation through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. Awards under the 2010 Plan may be in the form of share options, share appreciation rights (“SARs”), restricted shares, share bonuses, performance shares, share units, phantom shares, dividend equivalents and other similar rights to purchase or acquire our ordinary shares. Employees, officers, directors and consultants that provide services to us or one of our subsidiaries are eligible to receive awards under the 2010 Plan. As of September 24, 2010, we had approximately 6,235 employees, 1 consultant and 6 non-employee directors, who would be eligible to receive awards under the 2010 Plan.

Administration of the 2010 Plan

Our board of directors, or a committee of directors appointed by the board, has the authority to administer the 2010 Plan (the “Plan Administrator”). The Plan Administrator has broad authority to:

•	determine eligibility;

•	select eligible participants and determine the types of awards that they are to receive;

•	determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	approve the form of award agreements;

•	cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	construe and interpret the terms of the 2010 Plan;

•	accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•

subject to the other provisions of the 2010 Plan, make certain adjustments to an outstanding award (provided that no such adjustment may constitute a repricing of any option or SAR unless approved by our shareholders) and authorize the conversion, succession or substitution of an award;

•

allow the purchase price of an award or ordinary shares to be paid by means of any lawful consideration as the Plan Administrator determines, including in the form of cash, check or electronic funds transfer, by the delivery of already-owned ordinary shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Plan Administrator may authorize; and

•	determine the fair market value of an ordinary share.

The Plan Administrator also may establish sub-plans under the 2010 Plan to specify the terms and conditions of awards granted to service providers outside of the United States. Actions taken by us or the Plan Administrator with respect to the 2010 Plan will be conclusive and binding upon all persons.

Number of Ordinary Shares Available Under the 2010 Plan

A total of 1,500,000 of our ordinary shares have been authorized for issuance with respect to awards granted under the 2010 Plan, plus any shares subject to share options under our 1999 Share Option Plan (the “1999 Plan”) outstanding as of June 24, 2010, that expire, are canceled or terminate after June 24, 2010, without being exercised. We are asking shareholders to approve an increase of 500,000 shares in the number of ordinary shares that may be issued under the 2010 Plan. If our shareholders approve the amendment to the 2010 Plan, a total of 2,000,000 of our ordinary shares, plus any shares subject to share options under the 1999 Plan outstanding as of June 24, 2010, that expire, are canceled or terminate after June 24, 2010, without being exercised, would be available for issuance under the 2010 Plan; and the maximum number of ordinary shares that may be delivered pursuant to incentive stock options granted under the 2010 Plan would be 2,000,000 shares (as increased by 500,000 shares pursuant to the amendment to the 2010 Plan).

Only the actual number of shares issued pursuant to an award will reduce the number of shares available for issuance under the 2010 Plan. Awards settled in cash or a form other than ordinary shares will not reduce the number of shares available for issuance under the 2010 Plan. Shares subject to awards that expire or are canceled or terminated, forfeited, fail to vest, or are not paid or delivered under the 2010 Plan will be available for subsequent awards under the 2010 Plan. Shares exchanged or withheld by us as payment of the exercise price of awards or related tax withholding obligations will be available for subsequent awards under the 2010 Plan. Shares deliverable under the 2010 Plan will be our authorized but unissued ordinary shares.

The number and kind of shares available under the 2010 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, will be subject to equitable and proportionate adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, share splits, share dividends or other similar, unusual or extraordinary corporate transaction affecting our ordinary shares.

Share Options and SARs

Each award of share options and SARs granted under the 2010 Plan will be evidenced by a written or electronic award agreement between us and the award recipient that specifies the terms and conditions of the award.

The exercise prices of share options and the base prices of SARs granted under the 2010 Plan will not be less than the fair market value of our ordinary shares on the date of grant. Incentive stock options may be granted only to employees and, as to any 10% owner of our ordinary shares on the date of grant, must have an exercise price that is at least 110% of the fair market value of our ordinary shares. The maximum term of share options and SARs is 10 years, except that incentive stock options granted to any 10% owner of our ordinary shares may have a maximum term of 5 years.

Generally, the fair market value of our ordinary shares is the last price (in regular trading) for an ordinary share as provided by the Financial Industry Regulatory Authority (“FINRA”) through the NYSE, or if no sales of our ordinary shares were reported on such date in question, such last price with respect to the next preceding day on which sales were reported for our ordinary shares. However, the Plan Administrator may provide that the fair market value is equal to the last price for an ordinary share on the last trading day preceding the date in question or the average of the high and low trading prices of an ordinary share. On October 13, 2010, the closing price of our ordinary shares on the NYSE was $16.83 per share.

Restricted Shares and Other Awards

Restricted share awards can be issued for nominal or the minimum lawful consideration. These and other awards may also be issued solely or in part for services. Awards are generally paid in cash or our ordinary shares. Each award will be evidenced by a written or electronic award agreement between us and the award recipient that specifies the terms and conditions of the award.

Deferrals

The Plan Administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

Transferability of Awards

Awards under the 2010 Plan generally will not be transferable other than by will or the laws of descent and distribution, and may be exercised only by the award holder during his or her lifetime, except that the Plan Administrator may authorize certain transfers for tax or estate planning purposes.

Merger or Other Corporation Transaction

In the event of a merger, consolidation, sale of substantially all of our assets or any other similar transaction in which we do not survive (or do not survive as a public company in respect of our ordinary shares), the Plan Administrator may allow for a cash payment in settlement of, or for the assumption, substitution or exchange of awards or cash, securities or property to be delivered to the award holder based on the consideration payable to shareholders upon such transaction. If the Plan Administrator has not made such provision, then each award granted under our 2010 Plan generally will become fully vested and will terminate at the time of such transaction, provided that holders of share options and SARs are given reasonable advance notice and reasonable opportunity to exercise their awards. However, a transaction will not be deemed to occur with respect to award holders who are subject to U.S. income taxation unless the transaction qualifies as a “change in control” within the meaning of Internal Revenue Code Section 409A.

Unless expressly set forth otherwise in the award agreement or other agreement entered into between the award holder and us or a severance program sponsored by us, awards will not accelerate vesting if doing so will result in the non-deductibility of the awards for Fabrinet under Internal Revenue Code Section 280G (i.e., golden parachute payments).

Amendment and Termination of the 2010 Plan

Our board of directors may amend or terminate the 2010 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to an award holder without the consent of such award holder. Plan amendments will be submitted to shareholders for their approval to the extent required by or advisable under applicable law or any applicable listing agency. The 2010 Plan is not exclusive—our board of directors and compensation committee may grant equity and performance incentives or other compensation, in shares or cash, under other plans or authority.

The 2010 Plan will terminate in June 2020, unless earlier terminated by our board of directors. However, the Plan Administrator will retain its authority until all outstanding awards are exercised or terminated.

Plan Benefits

Subject to the share limits under the 2010 Plan, the amount and timing of awards granted under the 2010 Plan are determined in the sole discretion of the Plan Administrator and, therefore, cannot be determined in advance. The future awards that would be received under the 2010 Plan by executive officers and other employees are discretionary and are therefore not determinable at this time.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Fabrinet of equity awards granted under the 2010 Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options

No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Fabrinet is subject to tax withholding by Fabrinet. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Share Appreciation Rights

No taxable income is reportable when a share appreciation right with an exercise price equal to the fair market value of the underlying share on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Other Awards

A participant generally will not have taxable income at the time an award of restricted shares, share units, performance shares, phantom shares, dividend equivalents, or share bonuses are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted share award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for Fabrinet

Fabrinet may be entitled to a tax deduction in connection with an award under the 2010 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

Section 409A

Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the 2010 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2010 PLAN AND DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR NON-U.S. JURISDICTION IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the amendment of our 2010 Performance Incentive Plan to increase the number of authorized shares issuable under the plan by 500,000 ordinary shares.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed PricewaterhouseCoopers ABAS Limited (“PWC”) as our independent registered public accounting firm for our fiscal year ending June 24, 2011. Although ratification by shareholders is not required by any applicable legal requirements, our board of directors has determined that it is desirable to request ratification of this selection by our shareholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Fabrinet and its shareholders. If our shareholders do not ratify the appointment of PWC, the Audit Committee may reconsider its selection.

A representative of PWC is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Limited as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 24, 2011.

Accounting Fees

The following table presents fees paid or accrued by Fabrinet for the audit and other services and rendered to Fabrinet by PWC for fiscal 2010 and fiscal 2009.

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$854,450	$366,580
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$854,450	$366,580

(1)	Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The fees also include services in connection with our initial public offering, preparation for which began during fiscal 2010, including comfort letters, consents and review of documents filed with the SEC.

Pre-Approval of Audit and Non-Audit Services

Pursuant to its charter, the audit committee of our board of directors is required to (i) review and approve, in advance, the scope and plans for all audits and audit fees and (ii) approve, in advance, all non-audit services to be performed by our independent auditors.

All services and fees of PWC were pre-approved by the audit committee after the audit committee was established.

AUDIT COMMITTEE REPORT

The audit committee assists our board of directors in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

Our management is responsible for establishing and maintaining internal controls and for preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the audit committee to oversee these activities.

The audit committee has:

•	Reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers ABAS Limited, our independent registered public accounting firm;

•

Discussed with PricewaterhouseCoopers ABAS Limited the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers ABAS Limited required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers ABAS Limited’s communications with the audit committee concerning independence and has discussed with PricewaterhouseCoopers ABAS Limited its independence.

Based upon these discussions and review, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 25, 2010 for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Virapan Pulges (Chairman)

Mark Christensen

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of our business in accordance with its fiduciary duties. The Corporate Governance Guidelines are available in the “Investors—Governance” section of our website at www.fabrinet.com.

Code of Business Conduct

We are committed to maintaining the highest standards of ethical conduct, with business practices and principles of behavior that support this commitment. Accordingly, our board of directors has adopted a Code of Business Conduct, which is applicable to all of our directors, officers (including our principal executive officer and senior financial and accounting officers) and employees. The Code of Business Conduct is available in the “Investors—Governance” section of our website at www.fabrinet.com. We will disclose on our website any amendments to the Code of Business Conduct, as well as any waivers, that are required to be disclosed by SEC or NYSE rules.

Board Leadership Structure

Mr. Mitchell currently serves as chairman of our board of directors and as our chief executive officer. Our Corporate Governance Guidelines provide that our board of directors will fill the chairman and chief executive officer (CEO) positions based upon what it believes is in our best interests at any point in time. Currently, our board of directors does not require separation of the chairman and CEO positions or the chairman to be a non-employee director. Our board of directors believes that as CEO, Mr. Mitchell is in the best position to direct the focus and attention of our board of directors to the areas most relevant for us and our shareholders as Mr. Mitchell is the most familiar with our business, industry and strategic priorities. By combining the role of chairman and CEO, Mr. Mitchell is able to provide strong and valuable leadership for us both internally and externally.

In addition, our Corporate Governance Guidelines provide that if the CEO is also the chairman of our board of directors, our board of director shall select, at its first regular meeting following each annual shareholder meeting, a lead independent director. Our board of directors intends to select a lead independent director following the 2010 Annual Meeting. The lead independent director’s duties shall include coordinating the activities of the independent and other non-employee directors, coordinating the agenda for and moderating sessions of the independent and other non-employee directors, and facilitating communications among our entire board of directors.

Risk Oversight

Our board of directors is responsible for the oversight of our enterprise risk management. Together with its committees, our board of directors ensures that any material risks relevant to us or our business are appropriately considered and addressed. Our management team is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks, and our board of directors, together with its committees, oversees management in its execution of these responsibilities. At periodic meetings of our board of directors and board committees and in other meetings and discussions, management reports to and seeks guidance from the board and its committees, as applicable, with respect to matters that could affect our business. In addition, our general counsel and our outside corporate counsel provide reports of legal risks to the audit committee and our board of directors. Similarly, our chief financial officer provides reports to the audit committee concerning financial, tax and audit related risks. In addition, the audit committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices.

Our board of directors reviews the strategic, financial and operational risks inherent in our business through its consideration of the various matters presented to the board or its committees by management for review or approval. Furthermore, each board committee regularly reviews and evaluates various aspects of enterprise risk as part of its specific functions and responsibilities delegated by our board of directors. The audit committee considers risk in connection with its oversight of our financial review and reporting processes and regulatory and corporate compliance matters. In addition, the audit committee is responsible for the oversight and review of certain risk management policies, including our insurance, investment and business continuity policies. The compensation committee considers risk in connection with its oversight of the design and administration of our compensation policies, plans and programs. The nominating and corporate governance committee considers risk in connection with its oversight of our governance structure, policies and processes, including conflicts of interest (other than related party transactions reviewed by the audit committee).

We believe that our board of directors’ role is consistent with our leadership structure, with our CEO and management primarily responsible for enterprise risk management and our board of directors and its committees providing oversight of such efforts.

Contacting our Board of Directors

Shareholders who wish to communicate with our board of directors may do so by sending an email to board@fabrinet.com or a written communication addressed to Fabrinet, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114, Attention: Board of Directors. Our general counsel reviews all incoming shareholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, routes such communications to the appropriate member(s) of our board of directors, or if none is specified, to the chairman of the board.

Attendance at Annual Meetings of Shareholders by our Board of Directors

Although we do not have a formal policy regarding attendance by members of our board of directors at our annual meeting of shareholders, we encourage, but do not require, directors to attend.

Director Independence

Our board of directors has reviewed the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Mr. Christensen, Dr. Levinson, Mr. Olson, Dr. Perry and Mr. Pulges, representing five of our seven directors, are independent within the meaning of the NYSE and SEC director independence standards, as currently in effect. Our board’s independence determination was based on information provided by our directors and discussions among our officers and directors.

Board Meetings and Committees

During fiscal 2010, our board of directors held 6 meetings, and none of the board committees held any meetings. Each of our directors attended or participated in 75% or more of the board meetings. In connection with our initial public offering, our board of directors established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.

Audit Committee

The audit committee currently consists of Messrs. Christensen and Pulges, each of whom is “independent” within the meaning of NYSE and SEC rules. Mr. Pulges is the chairman of the audit committee. We do not currently have an “audit committee financial expert” serving on the audit committee because no member of our board of directors has the requisite experience and education to qualify as an audit committee financial expert as defined in SEC rules, and our board of directors has not yet created a new director position expressly for this purpose. Our board of directors intends to consider such qualifications in future nominations to our board of directors and appointments to the audit committee. The audit committee did not hold any meetings during fiscal 2010.

Among other responsibilities, the audit committee (1) oversees our accounting and financial reporting processes and the audit of our financial statements, (2) assists our board of directors in overseeing the integrity of our financial statements (including, without limitation, internal control over financial reporting), (3) oversees our compliance with ethics policies and legal and regulatory requirements, (4) oversees the performance of our internal audit function and independent auditors, (5) prepares the disclosure required by applicable law and SEC rules, and (6) provides to our board of directors such information and materials as it may deem necessary to make our board of directors aware of significant financial matters that require the attention of our board of directors. The audit committee acts pursuant to a written charter adopted by our board of directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The audit committee report is included in this proxy statement on page 19.

Compensation Committee

The compensation committee currently consists of Dr. Hsu, Dr. Levinson and Mr. Pulges. Dr. Hsu is the chairman of the compensation committee. Our board of directors has determined that all of the members of the compensation committee, except Dr. Hsu, are “independent” within the meaning of NYSE rules. In addition, our board of directors has determined that Dr. Levinson and Mr. Pulges meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. The compensation committee did not hold any meetings during fiscal 2010.

Among other responsibilities, the compensation committee (1) develops, reviews and approves our overall compensation policies and goals, including policies and forms of compensation provided to our directors and executive officers, (2) monitors and reviews matters related to succession planning for our executives officers, (3) administers our equity compensation plans, and (4) produces an annual report on executive officer compensation for inclusion in our annual proxy statement. The compensation committee acts pursuant to a written charter adopted by our board of directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The compensation committee report is included in this proxy statement on page 32.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee currently consists of Dr. Hsu, Mr. Olson and Dr. Perry. Dr. Perry is the chairman of the nominating and corporate governance committee. All of the members of the nominating and corporate governance committee, except Dr. Hsu, are “independent” within the meaning of the NYSE rules. The nominating and corporate governance committee did not hold any meetings during fiscal 2010.

Among other responsibilities, the nominating and corporate governance committee (1) assists our board of directors in identifying prospective director nominees, (2) recommends candidates for election to our board of directors at each annual meeting of shareholders, (3) develops and recommends corporate governance principles, (4) reviews and recommends directors to serve on each board committee, and (5) oversees the annual evaluation of our board of directors, board committees and management. The nominating and corporate governance committee acts pursuant to a written charter adopted by our board of directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The nominating and corporate governance committee will consider recommendations of candidates for our board of directors submitted by shareholders of Fabrinet; for more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, Dr. Hsu, Dr. Levinson and Mr. Pulges served as members of the compensation committee. None of the members of the compensation committee is or has in the past served as an officer or employee of Fabrinet. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Process for Recommending Candidates for Election to the Board of Directors

The nominating and corporate governance committee is responsible for, among other things, determining the criteria for membership to our board of directors and recommending candidates for election to our board of directors. The nominating and corporate governance committee will consider recommendations from shareholders for candidates to serve on our board of directors. There are no differences in the manner by which the nominating and corporate governance committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or our board of directors.

Shareholder Recommendations and Nominees

Shareholder recommendations for candidates to our board of directors must be directed in writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114 and must include (i) the candidate’s name, age, business address and residence address, (ii) the candidate’s principal occupation or employment, (iii) class and number of shares that are held of record or beneficially owned by the candidate and any derivative positions held or beneficially held by the candidate, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate, (v) a description of all arrangements or understandings between the nominating shareholder and each candidate and any other person or persons pursuant to which the nominations are to be made by the nominating shareholder, (vi) a written statement executed by the candidate acknowledging that as a director, the candidate will owe a fiduciary duty under Cayman Islands law with respect to Fabrinet and its shareholder, and (G) any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). The notice must contain specified information about the nominees and about the shareholder proposing such nominations

Shareholder recommendations for candidate to our board of directors must also contain specified information the shareholder proposing such nomination. For more information, please refer to our memorandum and articles of association, which may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.

Director Qualifications

The nominating and corporate governance committee will evaluate and recommend candidates for membership on our board of directors consistent with criteria established by the committee. The consideration of any candidate for director will be based on the nominating and corporate governance committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of our board of directors at that time. While the nominating and corporate governance committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees should reflect a board of directors that is predominately independent and that is comprised of directors who (1) are of high integrity, (2) have broad, business-related knowledge and experience, (3) have qualifications that will increase overall board effectiveness, and (4) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Identification and Evaluation of Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. The committee assesses the appropriate size and composition of our board of directors, the needs of our board of directors and board committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominating and corporate governance committee through shareholders, management, current members of our board of directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with us and other biographical information as of September 24, 2010, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position*
David T. Mitchell	68	Chief Executive Officer, President and Chairman of the Board of Directors
Dr. Harpal Gill	57	Executive Vice President, Chief Operating Officer; Executive Vice President, Operations of Fabrinet USA, Inc. and Fabrinet Co., Ltd.
Mark J. Schwartz	43	Executive Vice President, Chief Financial Officer and Secretary; Executive Vice President of Fabrinet USA, Inc.
Nat Mani	46	Executive Vice President, Sales & Marketing; Executive Vice President, Sales & Marketing of Fabrinet USA, Inc.

*	Unless otherwise noted, all positions are with Fabrinet.

David T. Mitchell. For Mr. Mitchell’s biography, please see “Proposal One—Election of Directors—Information About Directors and Director Nominees” above.

Dr. Harpal Gill has served as our executive vice president, chief operating officer since March 2009, executive vice president, operations of Fabrinet Co., Ltd. since July 2007, and executive vice president, operations of Fabrinet USA, Inc. since joining us in May 2005. From July 2003 to January 2005, Dr. Gill served as vice president of engineering and then senior vice president of engineering for Maxtor Corporation, a disk drive manufacturer. From January 1999 to July 2003, Dr. Gill served as the vice president of engineering for Read Rite Corporation, a supplier of magnetic recording heads for data storage devices. From June 1996 to October 1998, Dr. Gill served as the managing director of JTS Corp., a disk drive manufacturer. Dr. Gill has also held senior management positions with Seagate Technology and Stanton Automation. Dr. Gill earned a bachelor of science degree in mechanical engineering from Brunel University and a doctor of philosophy degree in engineering from the University of Bradford.

Mark J. Schwartz has served as our executive vice president, chief financial officer and secretary and as executive vice president of Fabrinet USA, Inc. since March 2004. Mr. Schwartz was previously our secretary and senior vice president, global finance of Fabrinet USA, Inc. from May 2000 to March 2004. From 1997 to May 2000, Mr. Schwartz practiced corporate law at Morgan Franich, Fredkin & Marsh in San Jose, California where he specialized in corporate finance, mergers and acquisitions and technology licensing. Mr. Schwartz earned a bachelor of business administration degree from the University of Miami and a juris doctor degree from the University of San Diego.

Nat Mani has served as our executive vice president, sales & marketing and executive vice president, sales & marketing of Fabrinet USA, Inc. since June 2006. Mr. Mani previously served as senior vice president, business development of Fabrinet USA, Inc. from 2004 to June 2006, and as vice president, business development of Fabrinet USA, Inc. from 2001 to 2004. Prior to joining us, from 1988 to 2001, Mr. Mani held management positions in strategy and business planning, sales and finance with International Business Machines Corporation, JTS Corp., Radius Inc. and Siemens. Mr. Mani earned a master’s degree in management studies from the Birla Institute of Technology and Science in Pilani, India and a master’s degree in business administration from Tulane University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, principal financial officer, and the other individuals included in the Summary Compensation Table below. We refer to these individuals as our “Named Officers” in this proxy statement.

Executive Compensation Program Objectives and Overview

Our executive compensation programs are intended to achieve three fundamental objectives: (i) attract, retain and motivate qualified executives; (ii) hold executives accountable for performance; and (iii) align executives’ interests with the interests of our shareholders. In structuring and designing our executive compensation programs, we are guided by the following basic philosophies:

•	Competition. We should provide competitive compensation opportunities with respect to our industry so that we can attract, retain and motivate qualified executives.

•

Alignment with Shareholder Interests. A substantial portion of compensation should be contingent on our performance for our shareholders, to align the interests of executives with the interests of our shareholders.

As described in more detail below, the material elements of our current executive compensation programs for our Named Officers include a base salary and long-term equity incentive awards. In addition, our Named Officers may participate in our 401(k) plan and employee benefit programs on substantially the same terms as our other employees. Our Named Officers are also entitled to certain perquisites and personal benefits and, in some cases, may be entitled to severance benefits upon certain terminations of their employment with us.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our current executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Attract, retain and motivate qualified executives

Perquisites and Personal Benefits	• Attract, retain and motivate qualified executives

Long-Term Equity Incentives	• Align executives’ interests with those of shareholders • Hold executives accountable for our performance • Attract, retain and motivate qualified executives

Severance and Other Benefits Upon Termination of Employment	• Attract, retain and motivate qualified executives

The individual compensation elements are intended to create a total compensation package for each Named Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities. Historically, we maintained a bonus plan for our Named Officers and certain other executive officers that paid bonuses based on our pre-tax profits. However, for fiscal 2010, we did not maintain a bonus plan for any of our executive officers. In October 2010, the compensation committee approved the 2011 Executive Incentive Plan, as described below, for fiscal 2011.

Prior to our initial public offering (“IPO”) in June 2010, Mr. Mitchell, our chief executive officer, president and chairman of the board of directors, determined the base salary of our senior executive officers and made recommendations to our board of directors for equity incentive awards to our senior executive officers.

Mr. Mitchell’s compensation was determined and approved by our board of directors, excluding Mr. Mitchell. Mr. Mitchell was the only Named Officer serving as a member of our board of directors or responsible for determining the base salary paid to our senior executive officers. However, following our IPO, various responsibilities for determining the executive compensation programs for our Named Officers was transitioned to the compensation committee as described further below. In making its decisions, the compensation committee may retain independent compensation consultants and/or benchmark compensation paid by our peers and did so during fiscal 2010.

For fiscal 2010, we did not engage an independent compensation consulting firm with respect to the compensation of our Named Officers and other senior executive officers, although we did so in fiscal 2009 and have done so in fiscal 2011 as described below. We have periodically reviewed compensation data regarding total compensation of executives in comparable companies in our industry through public filings to ensure that we provide a competitive executive compensation program to retain and attract highly qualified executives. However, any review of such public information has not resulted in any change to an executive’s compensation, but merely reiterated that we were within a competitive range. Other than ensuring our compensation programs were within such a competitive range, we did not use such data in making specific determinations about any of our executives’ compensation.

Role and Authority of Our Board of Directors

During fiscal 2010 prior to our IPO, our board of directors was responsible for: (i) overseeing our policies, plans and benefits programs; (ii) evaluating and recommending Mr. Mitchell’s compensation to the independent members of our board of directors; (iii) evaluating and approving the equity compensation of our other executive officers; and (iv) overseeing the design of our 2010 Performance Incentive Plan and administering such plan for executive officers (subject to the authority of the independent members of our board of directors with respect to Mr. Mitchell’s compensation). To the extent the responsibilities have not transitioned to our compensation committee following our IPO, our board of directors generally continues to oversee our policies, plans and benefit programs.

Role and Authority of Our Chief Executive Officer in Compensation Decisions

During late fiscal 2009, Mr. Mitchell reviewed the performance of our executive officers, determined base salary levels and made recommendations to our board of directors for equity compensation awards to executive officers. Although Mr. Mitchell considered performance assessment and recommendations from other senior executive officers, he generally performed an independent review of each Named Officer and the other executive officers. Mr. Mitchell’s performance assessment of each executive officer generally addressed financial and non-financial objectives, the executive officer’s length of service, the executive officer’s individual performance over a given year, and competitive market data for the executive officer’s position as provided by Frederick W. Cook & Company, or FWC, an independent business and compensation consulting firm. In establishing an executive officer’s equity compensation, our board of directors used its discretion in determining whether to take into account Mr. Mitchell’s recommendations for that executive officer and was not bound by Mr. Mitchell’s recommendations.

Following our IPO, Mr. Mitchell’s role is to continue to provide a review of other executive officers including our Named Officers and make recommendations regarding their compensation to the compensation committee. The compensation committee is not bound by Mr. Mitchell’s recommendations.

Role and Authority of the Compensation Committee

Following our IPO, the compensation committee is responsible for determining the compensation of our Named Officers and has authority to review and approve our compensation policies. Additionally, either independently or with the independent members of our board of directors, the committee is responsible for reviewing and approving the chief executive officer’s compensation. The committee also reviews and approves compensation plans and arrangements for other executive officers and recommends to our board of directors compensation for other executive officers.

Role of Compensation Consultant

For fiscal 2010, we did not engage an independent compensation consulting firm with respect to the compensation of our Named Officers and other senior executive officers, although FWC provided services in late fiscal 2009 with respect to the determination of certain fiscal 2010 compensation as described further below. Additionally, prior to fiscal 2010, FWC provided benchmarking and other analysis to assist our board of directors from time to time. We have retained FWC in fiscal 2011 as described further below.

Peer Companies

In fiscal 2009, in analyzing our executive compensation program, FWC used a peer group of companies that were selected based on their respective businesses, revenues, market capitalization and number of employees. The peer group generally represented companies with revenues less than $2.6 billion and market capitalization less than $750 million, with businesses generally classified as either communications equipment or electronic equipment and components. The peer companies consisted of the following:

•   Benchmark Electronics, Inc.

•   Checkpoint Systems, Inc.

•   Ciena Corporation

•   Coherent, Inc.

•   Daktronics Inc.

•   Electro Scientific Industries, Inc.

•   Infinera Corporation

•   IPG Photonics Corporation

•   JDS Uniphase Corporation

•   Methode Electronics, Inc.

•   MTS Systems Corporation

•   Newport Corporation

•   Opnext, Inc.

•   Park Electromechanical Corporation

•   Plexus Corporation

•   Rofin Sinar Technologies, Inc.

•   Rogers Corporation

•   Technitrol, Inc.

•   TTM Technologies, Inc.

Data on the compensation practices of the peer companies generally was gathered through publicly available information and other data collected by FWC. Mr. Mitchell and our board of directors reviewed the data presented on each company within the peer group both individually and collectively to arrive at a final market data point for comparative purposes. For fiscal 2010, the compensation committee reviewed the peer companies and determined not to make any revisions.

We did not engage FWC in fiscal 2010 but have retained FWC for fiscal 2011 to provide services on certain compensation matters as described further below.

Executive Compensation Program Elements

Base Salaries

We review the base salary levels for our Named Officers on an annual basis. In reviewing the specific salary levels for each Named Officer, we assess the executive’s past performance and expected future contributions, as well as evaluate the recommendations provided by FWC. For fiscal 2010, Mr. Mitchell and our board of directors reviewed our Named Officers’ base salaries during late fiscal 2009. In connection with such review, Mr. Mitchell recommended, and our board of directors agreed, that base salaries of our Named Officers should continue to be targeted at approximately the 50th to 75th percentile of our peer group. After reviewing FWC’s data and each Named Officer’s past performance and expected future contributions, Mr. Mitchell determined to make no adjustments to the base salaries for our Named Officers as each Named Officer’s base salary level was within the 50th to 75th percentile of our peer group.

Salary increases following our IPO are determined solely by the compensation committee, without any executive involvement in the final determination, after full consideration of the recommendations provided by an independent compensation consultant. The compensation committee may retain an independent compensation consultant to review industry practices within comparable companies and benchmark each executive’s future salary increases to be consistent with other companies within our industry and financial comparative group.

Perquisites and Personal Benefits

In addition to base salaries, we provide our Named Officers with certain perquisites and personal benefits. We believe that perquisites and personal benefits are a tax-advantaged way to provide our Named Officers with additional annual compensation that supplements their base salaries. We do not establish the value of each Named Officer’s perquisites and personal benefits in a vacuum or as some form of compensation “add on.”

Instead, we view the value of the perquisites as another component of annual compensation that is merely paid in a different form. When determining each Named Officer’s base salary, we take the value of each Named Officer’s perquisites and personal benefits into consideration.

The perquisites and personal benefits paid to each Named Officer in fiscal 2010 are reported in the “All Other Compensation” column of the Summary Compensation Table below, and are further described in the footnotes to the Summary Compensation Table.

During fiscal 2011, the compensation committee plans to reevaluate, consistent with industry practice and with the assistance of a compensation consultant to the extent it deems advisable, whether it is appropriate under the executive compensation programs it establishes to continue the existing perquisites and personal benefits paid to each Named Officer.

Long-Term Equity Incentives

Our policy is that the long-term compensation of our Named Officers should be directly linked to the value provided to our shareholders. Therefore, we have historically made grants of share options to provide further incentives to our executives to increase shareholder value. We base our award grants to executives on a number of factors, including the executive’s position and total compensation package, and the executive’s contribution to the success of our financial performance. In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and to us, and the accounting impact and potential dilution effects. Prior to our IPO, we granted share options to our Named Officers with an exercise price as determined by our board of directors. Following our IPO, the exercise price of any share option grants is determined based on the last reported sale price of our ordinary shares on the NYSE as of the share option grant date.

Share options also function as a retention incentive for our executives as they vest ratably over the four-year period after the date of grant. During fiscal 2010, the only Named Officer to whom we granted share options is Dr. Gill. In connection with Dr. Gill’s promotion in fiscal 2009 from executive vice president, operations to chief operating officer, we granted Dr. Gill 70,000 share options in the second quarter of fiscal 2010. Such share options vest ratably over four years from the date of grant.

Awards granted after our IPO will be made under our 2010 Performance Incentive Plan, or the 2010 Plan, which we adopted in January 2010 and our shareholders approved in March 2010. The 2010 Plan became effective upon our IPO. In October 2010, the compensation committee approved option grants to our Named Officers under the 2010 Plan, as described below.

Severance and Other Benefits Upon Termination of Employment

We and certain of our subsidiaries have entered into employment agreements or offer letters with Mr. Mitchell, Dr. Gill, Mr. Schwartz and Mr. Mani that provide for them to receive severance benefits following certain terminations of their employment with us or our subsidiaries, as applicable. We believe that severance protections can play a valuable role in attracting and retaining key executive officers. We evaluate the level of severance benefits to provide a Named Officer on a case-by-case basis. We consider these severance protections to be an important part of an executive’s compensation and consistent with competitive practices. These arrangements are consistent with our overall compensation objectives because, based on publicly filed information, we believe such arrangements are competitive with arrangements offered to senior executives by companies with whom we compete for executives and are critical to achieve our business objective of management retention. We expect that any independent compensation consultant hired by the compensation committee will review and assess the arrangements and provide us with guidance as to the competitiveness of such arrangements. In addition, the arrangements encourage executives to remain with us and provide the executives with enhanced financial security in recognition of past and future service that they provide us. The terms of these arrangements were evaluated in terms of the overall compensation packages for each executive. We structured the terms and payouts of each arrangement according to what the collective knowledge and experience of our board of directors indicated was industry standard for severance agreements at the time such arrangements were entered into. Please see “Potential Payments Upon Termination or Change in Control” below, for a description of the severance benefits our Named Officers may be entitled to receive upon termination of their employment.

Subsequent Compensation Actions

2011 Executive Incentive Plan. In October 2010, following discussions with FWC and after considering management’s recommendation, the compensation committee approved the 2011 Executive Incentive Plan (the “Bonus Plan”). During fiscal 2009, the compensation committee requested FWC to provide an analysis regarding market practices to assist the compensation committee in reviewing and determining an appropriate bonus plan. The data was based on our peer companies, as well as the Radford Executive Survey covering primarily technology companies with revenues of approximately $200 million to $1 billion to supplement the available peer group data. Although then-recent historical bonuses paid to our executives were deemed to be around or above the 75th percentile of competitive data, the compensation committee also considered that equity award grants to our executives historically have been low. In fiscal 2011, when the compensation committee revisited FWC’s fiscal 2009 analysis, the compensation committee had further discussions with FWC to consider new information that updated the analysis. In order to provide for an appropriate mix of equity awards and cash incentive compensation, the compensation committee determined to establish the Bonus Plan using the median to 75th percentile range as a general guideline for bonus levels, combined with the grant of equity awards (as described below) to our Named Officers. Following various discussions with FWC and the compensation committee, management provided the compensation committee with a proposal for the Bonus Plan. The compensation committee reviewed management’s proposal and, following further discussions with FWC, determined to revise the Bonus Plan to require a component of the bonuses under the Bonus Plan to be subject to achievement of strategic objectives determined by the compensation committee rather than entirely based on financial metrics (described further below). In making this change, the compensation committee believed that, in addition to financial metrics, non-financial strategic objectives that will benefit our shareholders over the longer term should be set as goals for the bonuses. Considering that the strategic objectives would be set closer to the middle of fiscal 2011, the compensation committee decided to allocate a relatively smaller portion (10%) of the bonuses to achievement of the strategic objectives.

The compensation committee believes that the Bonus Plan provides an additional critical component of our executive compensation program. The compensation committee adopted the Bonus Plan in order to provide incentive compensation that will reinforce a basic philosophy of our executive compensation program—by basing a substantial portion of our executive officers’ compensation on Fabrinet’s performance, using financial metrics and strategic goals designed to drive shareholder value, the Bonus Plan is intended to focus our executive officers’ efforts on the achievement of our strategic objectives and thereby align their interests with the near-term and longer-term interests of our shareholders.

Each of our Named Officers is a participant under the Bonus Plan. The Bonus Plan provides for a target bonus amount expressed as a percentage of a Named Officer’s base salary. David T. Mitchell, our chief executive officer and president, has a target bonus of 100% of base salary, and all other Named Officers have a target bonus of 60% of base salary. The maximum bonus that each Named Officer may receive under the Bonus Plan ranges from 120% to 200% of base salary. The amount of bonus actually paid to a Named Officer under the Bonus Plan will be based 90% on achievement of revenue and GAAP-based earnings per share (“EPS”) for fiscal 2011 and the remaining 10% will be determined by the compensation committee during early to mid-fiscal 2011. These goals with respect to the financial metrics require achievement of revenue in excess of $618 million (which is the average of the forecasted revenues for Fabrinet by its current three research analysts) and EPS in excess of $1.54 per share (based on the forecasted EPS by its current three research analysts). Overachievement of both revenue and EPS is required in order for any portion of the bonus with respect to the financial metrics to be paid under the Bonus Plan. The target bonuses will become payable with respect to the financial metrics portion (90% of the target bonus amount) if Fabrinet achieves revenue and EPS that both exceed these financial metrics by 10%. If Fabrinet achieves revenue and EPS that both exceed these metrics by 20% or more, the maximum bonus with respect to these performance goals will become payable (180% of the target bonus amount). Achievement of these goals at levels exceeding the financial metrics at between 0% and 20% will determine a bonus amount that is based on linear interpolation.

Stock Option Grants. In October 2010, the compensation committee approved stock option grants to our Named Officers in conjunction with establishing the Bonus Plan, to provide our Named Officers with the intended mix of compensation elements that reinforce our pay philosophies. The compensation committee and FWC reviewed the grants and deemed them appropriate given that Mr. Mitchell had never received an option grant and Mr. Schwartz and Mr. Mani had not received an option grant in more than six years. Dr. Gill also received an option grant based on internal equity considerations. The options will vest monthly over four years, subject to continued service with us. The following table sets forth the awards granted to each of our Named Officers:

Name	Number of Shares Underlying Stock Option Grant
David T. Mitchell	225,000
Dr. Harpal S. Gill	67,500
Mark J. Schwartz	56,250
Nat Mani	56,250

Section 162(m) Policy

Section 162(m) places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by shareholders is not subject to this $1 million deduction limit. Prior to our IPO, our board of directors did not take the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions. We expect that during fiscal 2011, the compensation committee will adopt a policy that, where reasonably practicable, we will seek to qualify the compensation paid to our Named Officers as performance-based compensation, as applicable, to participate in exemption from the deductibility limitations of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The Compensation Committee oversees Fabrinet’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Dr. Ta-lin Hsu (Chairman)

Dr. Frank Levinson

Virapan Pulges

Summary Compensation Table

The following table presents information regarding the total compensation of our Named Officers, who include (i) our principal executive officer, (ii) our principal financial officer, and (iii) our other most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of fiscal 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David T. Mitchell	2010	450,000	—	—	299,210	749,210
Chief Executive Officer, President and Chairman of the Board of Directors	2009	450,000	653,600	—	328,254	1,431,854

Dr. Harpal S. Gill	2010	475,000	—	317,190	149,684	941,874
Executive Vice President, Chief Operating Officer	2009	418,750	108,164	—	156,296	683,210

Mark J. Schwartz	2010	375,000	—	—	57,654	432,654
Executive Vice President, Chief Financial Officer and Secretary	2009	375,000	72,110	—	47,287	494,397

Nat Mani	2010	375,000	—	—	55,191	430,191
Executive Vice President, Sales & Marketing	2009	375,000	72,110	—	38,462	485,572

(1)	The amounts in this column reflect the amount allocated to each Named Officer during the first and second quarters of fiscal 2009 pursuant to the then-existing Executive Bonus Plan, which represented five percent of our pre-tax profits. The percentage of each executive’s bonus was set upon his hire date and did not change unless an additional executive became a participant in the plan. The Executive Bonus Plan was terminated during the three months ended March 27, 2009, with no further participation or benefits thereafter.
(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended June 25, 2010, filed with the SEC on September 8, 2010. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.
(3)	The value and components of perquisites and other personal benefits for each of the Named Officers for fiscal 2010 are set forth in the “All Other Compensation for Fiscal 2010” table below.

All Other Compensation for Fiscal 2010

Name	Cost of Living and Accommodation ($)	Automobile and Transportation ($)	Health Insurance ($)	401(k) Matching Contributions ($)	Other ($)		Total ($)
Mr. Mitchell	184,829	42,520	27,663	—	44,198	(1)	299,210
Dr. Gill	85,000	24,090	21,721	14,700	4,173		149,684
Mr. Schwartz	—	13,039	28,777	15,488	350		57,654
Mr. Mani	—	12,606	21,685	20,550	350		55,191

(1)	Includes expenses incurred in connection with Mr. Mitchell’s home office in the U.S. of $18,000, expenses for meals of $15,321, certain membership club dues and other miscellaneous expenses.

Grants of Plan-Based Awards in Fiscal 2010

The following table presents information concerning each grant of an award made to a Named Officer in fiscal 2010 under any plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
Dr. Gill	11/19/2009	70,000	5.75	317,190

(1)	Reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended June 25, 2010, filed with the SEC on September 8, 2010. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of fiscal 2010.

			Option Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(1)
Name	Grant Date		Exercisable	Unexercisable
Dr. Gill	5/1/2005		100,000	—	1.75	4/30/2012
	1/1/2007	(2)	85,416	14,584	3.50	12/31/2013
	11/19/2009	(2)	10,208	59,792	5.75	11/18/2016

(1)	The expiration date shown is the normal expiration date and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Officer’s termination of employment or in connection with a change in control.
(2)	This option vests over a four-year period at a rate of 1/48th per month.

Option Exercises and Shares Vested in Fiscal 2010

The following table presents information regarding the exercise of share options by our Named Officers during fiscal 2010. None of our Named Officers had any share awards that vested during fiscal 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Mr. Schwartz	50,000	512,500
Mr. Mani	25,000	256,250

(1)	The dollar amounts for share options are determined by multiplying (i) the number of our ordinary shares acquired upon exercise of a share option, by (ii) the difference between the per share fair market value of our ordinary shares on the date of exercise and the exercise price of the share option.

Potential Payments Upon Termination or Change of Control

We and certain of our subsidiaries have entered into employment agreements or offer letters with Mr. Mitchell, Dr. Gill, Mr. Schwartz and Mr. Mani that provide the general terms and conditions of their employment, including payments and benefits upon termination of their employment in specified circumstances, including following a change in control.

Arrangement with Mr. Mitchell

We have entered into an employment agreement with Mr. Mitchell. Previously, Mr. Mitchell’s employment agreement was between Mr. Mitchell and Fabrinet USA, Inc., which we refer to as our California subsidiary. However, when Mr. Mitchell’s written employment agreement expired on December 31, 2005, we assumed responsibility for the agreement from our California subsidiary and agreed with Mr. Mitchell to continue his employment under the terms of the agreement. Mr. Mitchell may terminate his employment with us for any reason by providing written notice 90 days in advance. We may terminate Mr. Mitchell’s employment at any time with or without notice or cause. Mr. Mitchell has agreed that, for a period of one year following the termination of his employment with us, he will not solicit our employees or independent contractors to leave our employment or intentionally interfere with our relationships with, or seek to solicit business from, our customers or clients.

If we terminate Mr. Mitchell’s employment without “cause” or he terminates his employment for “good reason,” Mr. Mitchell is entitled to receive a lump sum severance payment equal to two times his then-current annual base salary, plus accrued salary and declared but unpaid bonus and reimbursement of expenses, all subject to applicable tax withholdings. Therefore, if Mr. Mitchell’s employment had been terminated by us without “cause” or by him for “good reason” on the last day of fiscal 2010, he would have been entitled to a lump sum cash payment equal to $900,000 (which represents two times his annual base salary), plus any accrued salary and declared but unpaid bonus and reimbursement of expenses.

For purposes of Mr. Mitchell’s employment agreement, “cause” means Mr. Mitchell’s (i) commission of any felony or any crime involving moral turpitude, (ii) willful breach of his duties to us, including, but not limited to, theft from us and failure to fully disclose personal pecuniary interest in a transaction involving us, or (iii) engaging in willful misconduct, willful or gross neglect, fraud, misappropriation, or embezzlement, in each case in the performance of his duties.

For purposes of Mr. Mitchell’s employment agreement, “good reason” means (i) a material diminution during the term of the agreement in Mr. Mitchell’s office, duties, or responsibilities (including following any change in control) or (ii) a material breach by us of the agreement. However, before terminating his employment for good reason, Mr. Mitchell must provide (i) reasonable written notice to our board of directors setting forth the reasons for his intention to terminate for good reason and (ii) an opportunity for our board of directors to meet with him, together with legal counsel, and cure such reason within 15 days after receipt of such notice.

Arrangements with Dr. Gill, Mr. Schwartz and Mr. Mani

Fabrinet Co., Ltd., which we refer to as our Thai subsidiary, and our California subsidiary, have entered into at-will employment agreements with Dr. Gill, our California subsidiary has entered into an at-will offer letter with Mr. Schwartz and our California subsidiary has entered into an at-will employment agreement with Mr. Mani.

In the event Dr. Gill’s, Mr. Schwartz’s or Mr. Mani’s employment is terminated either (1) in connection with a “change in control” (whether or not for good cause) or (2) without “good cause” (without regard to whether there is a change in control), Dr. Gill, Mr. Schwartz or Mr. Mani, as applicable, is entitled to receive a lump sum severance payment equal to his then-current annual base salary, medical coverage for 12 months following his termination of employment and any earned bonus, all subject to applicable tax withholdings. If we had terminated employment with Dr. Gill in connection with a change in control or without good cause on the last day of fiscal 2010, he would have been entitled to cash severance equal to $475,000 (which represents one year of his annual base salary), plus 12 months of medical coverage and any earned bonus in effect on the last day of fiscal 2010. If we had terminated employment with Mr. Schwartz in connection with a change in control or without good cause on the last day of fiscal 2010, he would have been entitled to cash severance equal to $375,000 (which represents twelve months of his base salary), plus twelve months of medical coverage and any earned bonus in effect on the last day of fiscal 2010. If we had terminated employment with Mr. Mani in connection with a change in control or without good cause on the last day of fiscal 2010, he would have been entitled to cash severance equal to $375,000 (which represents one year of his annual base salary), plus twelve months of medical coverage and any earned bonus in effect on the last day of fiscal 2010.

For purposes of Mr. Mitchell’s, Dr. Gill’s, Mr. Schwartz’s and Mr. Mani’s employment arrangements, “change in control” includes the occurrence of (i) a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total fair market value or the total voting power of the stock of the Company. For purposes of this clause (i), if any Person is considered to own more than 50% of the Company’s total fair market value or total voting power, the acquisition of additional stock of the Company by the same Person will not be considered a change in control; or (ii) a change in the effective control of the Company which occurs (a) on the date any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or (b) on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a change in control; or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of Dr. Gill’s, Mr. Schwartz’s and Mr. Mani’s employment arrangements, “good cause” means (i) an act of dishonesty made in connection with their responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom they owe an obligation of nondisclosure, (v) willful breach of any obligations under any written agreement or covenant with the Company, or (vi)  continued failure to perform employment duties after receipt of a written demand of performance from the Company.

Equity Compensation Plan Information

The following table provides information as of June 25, 2010 with respect to our ordinary shares that may be issued under our existing equity compensation plans.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Plan category
Equity compensation plans approved by security holders(1)	858,005	3.66	1,500,000
Equity compensation plans not approved by security holders	—	—	—

Total	858,005		1,500,000

(1)	Includes the following plans: 1999 Share Option Plan and 2010 Performance Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We describe below transactions since the beginning of fiscal 2010 to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:

•	any of our directors or executive officers;

•	any nominee for election as one of our directors;

•	any person or entity that beneficially owns more than five percent of our outstanding shares; or

•	any member of the immediate family of any of the foregoing persons.

Relationships with JDS Uniphase Corporation

JDS Uniphase Corporation, or JDSU, owned 6.4% of our outstanding shares (fully diluted) immediately prior to the closing of our IPO and, accordingly, was considered to be a related party for most of fiscal 2010. In fiscal 2010, JDSU participated in our IPO as a selling shareholder and sold 1,606,850 ordinary shares, which reduced its share ownership to 1.1% (fully diluted) as of June 25, 2010. Therefore, JDSU was no longer classified as a related party as of June 25, 2010.

We are a party to a supply agreement with JDSU under which we serve as a contract manufacturer for JDSU. In addition, we purchase certain products from JDSU in the ordinary course of our business and have in the past entered into production wind-down and transfer agreements with JDSU. In connection with these transactions, JDSU purchased certain products from us totaling approximately $81.2 million, and we purchased certain products from JDSU totaling approximately $19.3 million during fiscal 2010.

Employment of Family Members

Siriwan Kaewchansilp, the sister-in-law of Mr. Mitchell, is employed by us as Director of European Sales and Marketing. Ms. Kaewchansilp received an aggregate of approximately $155,000 in annual base salary during fiscal 2010.

Policy for Approval of Related Party Transactions

Prior to our IPO, with the exception of transactions in which related parties participated on the same terms as other participants that were not related parties, our board of directors reviewed and pre-approved the transactions with each related party. Following our IPO, in accordance with the audit committee’s charter, the audit committee reviews and pre-approves in writing any proposed related party transactions. The most significant related party transactions, particularly those involving our directors and officers, will be reviewed and pre-approved in writing by our board of directors. We will report all such material related party transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that does not give us or the related party preferential treatment. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of September 24, 2010, for:

•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our ordinary shares;

•	each of our directors and director nominees;

•	each of our Named Officers; and

•	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, and subject to applicable community property laws, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 33,764,630 ordinary shares outstanding as of September 24, 2010. In computing the number of ordinary shares beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all ordinary shares subject to options held by that person or entity that are currently exercisable or exercisable within 60 days of September 24, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise noted below, the address of each beneficial owner named below is c/o Fabrinet Co., Ltd., 294 Moo 8, Vibhavadi Rangsit Road, Kookot, Lumlooka, Patumthanee 12130, Thailand.

5% Shareholders, Directors and Named Officers	Shares Beneficially Owned (#)	Percentage Beneficially Owned (%)
5% Shareholders:
Asia Pacific Growth Fund III, L.P.	15,297,694	45.3
c/o W.S. Walker & Company P.O. Box 265, GT Walker House Grand Cayman, Cayman Islands

Shea Ventures, LLC	1,699,695	5.0
655 Brea Canyon Road Walnut, California 91789

Named Officers and Directors:
David T. Mitchell(1)	4,848,325	14.4
Dr. Harpal Gill(2)	213,333	*
Mark J. Schwartz(3)	185,045	*
Nat Mani	185,000	*
Mark A. Christensen(2)	30,000	*
Dr. Ta-lin Hsu(4)	15,327,694	45.4
Dr. Frank H. Levinson	60,000	*
Rollance E. Olson	30,000	*
Virapan Pulges	30,000	*
Dr. William J. Perry(2)	16,250	*

All directors and current executive officers as a group (10 persons)(5)	20,925,647	61.5

*	Represents less than 1% of the total.
(1)

Consists of (i) 4,096,284 shares held by the David T. Mitchell Separate Property Trust, of which Mr. Mitchell is the sole trustee, (ii) 250,680 shares held by the Gabriel Thomas Mitchell Trust, of which

Kimberley Totah is the sole trustee, (iii) 250,681 shares held by the Alexander Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee, and (iv) 250,680 shares held by the Sean Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee. Mr. Mitchell disclaims beneficial ownership of the shares held by each of the Gabriel Thomas Mitchell Trust, the Alexander Thomas Mitchell Trust and the Sean Thomas Mitchell Trust.

(2)	All shares are issuable upon exercise of options exercisable within 60 days of September 24, 2010.
(3)	Consists of (i) 185,000 shares held by Mr. Schwartz and (ii) 45 shares held by Mr. Schwartz’s son. Mr. Schwartz disclaims beneficial ownership of the shares held by his son.
(4)	Consists of (i) 15,297,694 shares held by Asia Pacific Growth Fund III, L.P. and (ii) 30,000 shares held by H&Q Asia Pacific, Ltd. Dr. Hsu is chairman of H&Q Asia Pacific, Ltd. and a member of the investment committee of the general partner of Asia Pacific Growth Fund III, L.P. Dr. Hsu disclaims beneficial ownership of the shares held by Asia Pacific Growth Fund III, L.P and H&Q Asia Pacific, Ltd., except to the extent of his pecuniary interest therein.
(5)	Includes 259,583 shares issuable upon the exercise of options held by our current directors and executive officers that are exercisable within 60 days of September 24, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons holding more than 10% of a registered class of our equity securities to report initial ownership of such equity shares and any subsequent changes in ownership to the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that, during fiscal 2010, all Section 16(a) filing requirements applicable to our executive officers and directors were complied with except as follows: Mr. Levinson filed a late Form 3 reporting initial ownership of our equity securities.

OTHER MATTERS

We know of no other matters to be submitted at the 2010 Annual Meeting. If any other matters properly come before the 2010 Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that your shares be represented at the 2010 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Palo Alto, California

October 22, 2010

APPENDIX A

FABRINET

2010 PERFORMANCE INCENTIVE PLAN

(As amended [December 20], 2010)

1.	PURPOSE OF PLAN

The purpose of this Fabrinet 2010 Performance Incentive Plan (this “Plan”) of Fabrinet, an exempted company formed under the laws of the Cayman Islands (the “Company”), is to promote the success of the Company and to increase shareholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Company or one of its Subsidiaries; (b) a director of the Company or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Company or one of its Subsidiaries) to the Company or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Company or the Company’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company; and “Board” means the Board of Directors of the Company.

3.	PLAN ADMINISTRATION

3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board, including the compensation committee, or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by the Companies Law (2004 Revision) of the Cayman Islands and any other applicable law, to one or more officers of the Company, its powers under this Plan (a) to designate the officers and employees of the Company and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Amended and Restated Memorandum and Articles of Association of the Company or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable securities exchange, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.7.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or share appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.7.5;

(g)	adjust the number of Ordinary Shares (as defined in Section 4.1 below) subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.7, and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by shareholders) shall such an adjustment constitute a repricing (i.e. a reduction by amendment, cancellation and regrant, exchange or other means including an exchange for cash or another award) of the per share exercise or base price of any option or share appreciation right;

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.7) rights under awards in cash, shares of equivalent value, or other consideration, provided, however, that in no case without shareholder approval shall the Corporation effect a “repricing” of a share option or share appreciation right granted under this Plan by purchasing the option or share appreciation right at a time when the exercise or base price of the award is greater than the fair market value of an Ordinary Share; and

(k)	determine the fair market value of the Ordinary Shares or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3	Binding Determinations. Any action taken by, or inaction of, the Company, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any of its Subsidiaries or to third parties.

4.	ORDINARY SHARES SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the shares that may be delivered under this Plan shall be the Company’s authorized but unissued Ordinary Shares. For purposes of this Plan, “Ordinary Shares” shall mean the ordinary shares of the Company and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Share Limits. The maximum number of Ordinary Shares that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of (1) two million (2,000,000) shares, plus (2) the number of any shares subject to options granted under the Fabrinet 1999 Share Option Plan and outstanding on the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Registration Date”), which expire, or for any reason are cancelled or terminated, on or after the Registration Date without being exercised. The maximum number of Ordinary Shares that may be delivered pursuant to options qualified as incentive stock options (within the meaning of Code Section 422) granted under this Plan is two million (2,000,000) shares. Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.11.

4.3	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award granted under this Plan is settled in cash or a form other than Ordinary Shares, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that Ordinary Shares are delivered in respect of a dividend equivalent right granted under this Plan, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. To the extent that Ordinary Shares are delivered pursuant to the exercise of a share appreciation right or share option granted under this Plan, only Shares actually issued pursuant to a share appreciation right or share option will cease to be available under the Plan; all remaining shares under share appreciation rights or share option will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any award under this Plan, shall be available for subsequent awards under this Plan. Refer to Section 8.11 for application of the foregoing share limits with respect to assumed awards.

4.4	Reservation of Shares; No Fractional Shares; Minimum Issue. The Company shall at all times reserve a number of Ordinary Shares sufficient to cover the Company’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. No fewer than 100 shares may be purchased on exercise of any award (or, in the case of share appreciation or purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Share Options. A share option is the grant of a right to purchase a specified number of Ordinary Shares during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified share option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified share option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of an Ordinary Share on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of shares with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Ordinary Shares subject to ISOs under this Plan and shares subject to ISOs under all other plans of the Company or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified share options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which Ordinary Shares are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Company or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of shares of each subsidiary in the chain beginning with the Company and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) outstanding Ordinary Shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, unless the exercise price of such option is at least 110% of the fair market value of the shares subject to the option and such option by its terms is not exercisable after the expiration of five (5) years from the date such option is granted.

5.1.3 Share Appreciation Rights. A share appreciation right or “SAR” is a right to receive a payment, in cash and/or Ordinary Shares, equal to the excess of the fair market value of a specified number of Ordinary Shares on the date the SAR is exercised over the “base price” of the SAR, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of an Ordinary Share on the date of grant of the SAR. The maximum term of an SAR shall be ten (10) years.

5.1.4 Other Awards. The other types of awards that may be granted under this Plan include: (a) share bonuses, restricted shares, performance shares, share units, phantom shares, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Ordinary Shares, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) any similar securities with a value derived from the value of or related to the Ordinary Shares and/or returns thereon.

5.2	Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Company by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Company (other than the particular award recipient) to execute any or all award agreements on behalf of the Company. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.3	Deferrals and Settlements. Payment of awards may be in the form of cash, Ordinary Shares, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.4	Consideration for Ordinary Shares or Awards. The purchase price for any award granted under this Plan or the Ordinary Shares to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Company, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	if approved by the Administrator, the delivery of previously owned Ordinary Shares;

•	if approved by the Administrator, by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•

if approved by the Administrator, subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Company be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Ordinary Shares used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Company will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Company.

5.5	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price (in regular trading) for an Ordinary Share as furnished by the Financial Industry Regulatory Authority (the “FINRA”) through any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, or another applicable listing agency (the “Stock Market”) for the date in question or, if no sales of Ordinary Shares were reported on the Stock Market on that date, the last price (in regular trading) for an Ordinary Share as furnished through the Stock Market for the next preceding day on which sales of Ordinary Shares were reported by the FINRA. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last price for an Ordinary Share as furnished by the FINRA through the Stock Market on the last trading day preceding the date in question or the average of the high and low trading prices of an Ordinary Share as furnished by the FINRA through the Stock Market for the date in question or the most recent trading day. If the Ordinary Shares are no longer listed or is no longer actively traded on the Stock Market as of the applicable date, the fair market value of the Ordinary Shares shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.6	Transfer Restrictions.

5.6.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.6.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, family members (or trusts or other entities on their behalf) or charitable organizations or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.6.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:

(a)	transfers to the Company (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.7	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Company or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, that may be different than the terms and conditions of the Plan, if any, appended to this Plan and approved by the Administrator.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Company or one of its Subsidiaries and provides other services to the Company or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2

Events Not Deemed Terminations of Service. Unless the express policy of the Company or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. Further, for purposes of ISOs, no such leave may exceed three months, unless reemployment upon expiration of such leave is guaranteed by contract or law. If reemployment, upon expiration of a leave of absence approved by the Company or one of its Subsidiaries or the Administrator, is not so guaranteed, then six months following the first day of such leave, any ISO held by such participant will cease to be treated as an ISO and will be treated for U.S. tax purposes as a nonstatutory stock option. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued

vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

6.3	Effect of Change of Subsidiary Status. Except as otherwise permitted by the Administrator, for purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Company a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Company or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Ordinary Shares; or any exchange of Ordinary Shares or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Ordinary Shares; then the Administrator shall equitably and proportionately adjust (1) the number and type of Ordinary Shares (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of Ordinary Shares (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Company as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve the level of incentives intended by this Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code and Section 409A of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2

Corporate Transactions—Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization; any exchange of Ordinary Shares or other securities of the Company; a sale of all or substantially all the business, stock or assets of the Company; a dissolution of the Company; or any other event in which the Company does not survive (or does not survive as a public company in respect of its Ordinary Shares); then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Ordinary

Shares upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) subject to Section 7.4 and unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all restricted shares then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Notwithstanding the foregoing, to the extent a participant is subject to U.S. income taxation, a transaction will not be deemed to occur under this Section 7.2 unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code (“Section 409A”), as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 and/or 7.4 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.4

Golden Parachute Limitation. Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall any award or payment be accelerated under this Plan to an extent or in a manner so that such award or payment, together with any other compensation and benefits provided to, or for the benefit of, the participant under any other plan or agreement of the Company or any of its Subsidiaries, would not be fully deductible by the Company or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Company designate the order in which such parachute payments will be reduced or modified so that the Company or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Company or one of its Subsidiaries, or is a participant in a severance program sponsored by the Company or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), or the applicable award agreement includes such provisions, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to the awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Company or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).

8.	OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of Ordinary Shares and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Company or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4

Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Ordinary Shares, except as expressly otherwise provided) of the Company or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of Ordinary Shares acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company or one of its Subsidiaries shall have the right at its option to:

(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of Ordinary Shares under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each award agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A the award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

8.7	Effective Date, Termination and Suspension, Amendments.

8.7.1 Effective Date. This Plan is effective as of the Registration Date. This Plan shall be submitted for and subject to shareholder approval no later than twelve months after the adoption of the Plan by the Board. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the adoption of the Plan by the Board. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.7.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.7.3 Shareholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or pursuant to any repricing under Sections 3.2(g) and 3.2(j), or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.

8.7.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.7.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.7.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Company under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.7.

8.8	Privileges of Share Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of share ownership as to any Ordinary Shares not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

8.9	Governing Law; Construction; Severability.

8.9.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of California.

8.9.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9.3 Plan Construction. It is the intent of the Company that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Company shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

8.10	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.11

Share-Based Awards in Substitution for Share Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee share options, SARs, restricted shares or other share-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Company or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the shares or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Ordinary Shares in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.12	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Ordinary Shares, under any other plan or authority.

8.13	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference shares ahead of or affecting the shares (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.

8.14	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Company or its Subsidiaries.

fabrinet

WALKER HOUSE

87 MARY STREET

GEORGE TOWN

GRAND CAYMAN, KY1-9005 CAYMAN ISLANDS

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends a vote

FOR the following:

1. Election of Directors

Nominees

01 Mark A. Christensen 02 Rollance E. Olson

For Withhold For All To withhold authority to vote for any

All All Except individual nominee(s), mark “For All

Except” and write the number(s) of the

nominee(s) on the line below.

0 0 0

The Board of Directors recommends a vote FOR proposals 2 and 3. For Against Abstain

2 To approve an amendment to Fabrinet’s 2010 Performance Incentive Plan to increase the number of authorized shares issuable 0 0 0 under the plan by 500,000 ordinary shares.

3 To ratify the appointment of PricewaterhouseCoopers ABAS Limited as Fabrinet’s independent registered public accounting firm 0 0 0 for the fiscal year ending June 24, 2011.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting 0 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000076792_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

FABRINET

Annual Meeting of Shareholders December 20, 2010 2:00 PM

This proxy is solicited by the Board of Directors

The undersigned shareholder of Fabrinet hereby appoints David T. Mitchell and Mark J. Schwartz, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Shareholders of Fabrinet to be held on December 20, 2010 at 2:00 p.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, located at 650 Page Mill Road, Palo Alto, California 94304, and at any adjournments or postponements thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

0000076792_2 R2.09.05.010